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                                                       EXHIBIT 10 (ii) (A) (xix)


ZEV WEISS
EXECUTIVE VICE PRESIDENT
AG VENTURES & ENTERPRISE MANAGEMENT      AMERICAN GREETINGS
ONE AMERICAN ROAD
CLEVELAND, OHIO 44144-2398
216/252-7300 - FAX 216/252-6777

         August 28, 2002

         Mr. Robert P. Ryder

         Dear Bob,

         We are pleased to extend to you a revised offer of employment with American Greetings as Senior Vice President, Chief Financial Officer for American Greetings, reporting to me. You will have responsibility for the Corporation's Treasury, Controller, Financial Administration and Retailer Financial Services functions. We have agreed that you will begin with us on September 3,2002, and will assume full responsibilities as Chief Financial Officer with the departure of Bill Meyer, shortly after the end of the second quarter of FY 2003.

         The terms of this offer are that you will:

         1. receive a base salary of $300,000 annually (less appropriate withholdings and deductions); six months after you begin employment, your salary will be reviewed and compared to both comparable internal positions and to CFO positions at other comparable employers, and may be adjusted, as appropriate; the salary will be reviewed annually thereafter, and may be increased based on your performance;

         2. participate in the Key Management Annual Incentive Plan at the Senior Vice President level (35% target payout for business unit performance and 35% target payout for Corporate performance, with the payouts increased or decreased from target based on actual business unit, corporate and individual performance); the payout from this Plan for this fiscal year, if any, will be based on your actual base salary earnings for the fiscal year; the details of the Plan are described in the enclosed booklet, which is hereby incorporated into this letter;

         3. participate in the American Greetings Stock Option Plan at the Senior Vice President level:

                  A) 20,000 options on American Greetings Class A Common Stock will be granted within 30 days of the date you begin your employment with American Greetings; the grant price will be the closing price of the stock on the date of grant:

                           o 15,000 of these options shall vest one year from the date of grant;

                           o 5,000 of these options shall vest two years from the date of grant.

                  B) 10,000 additional options will be granted annually thereafter (the size of these grants may be increased or decreased based on individual performance; the actual grant date shall be the date approved by the Board of Directors for the general grant to all employees):

                           o 5,000 options from each grant will vest one year from the date of the grant;



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Mr. Robert Ryder
Page 2

                           o 5,000 options from each grant will vest two years from the date of the grant.

         C) if you separate from American Greetings before the vesting of any of these options, you will forfeit any unvested options, except as provided under Paragraph 8 below.

         D) the details of this Plan are described in the enclosed booklet, which is hereby incorporated into this letter; where the terms of the Plan and the terms of this letter specifically differ, the terms of this letter prevail.

4. receive a supplemental grant of 40,000 stock options on American Greetings Class A Common Stock:

                  o the grant will be made within 30 days of your employment date; the grant price will be the closing price of the stock on the date of grant;

                  o all 40,000 options will vest four years from the date of grant; however:

                           o if the American Greeting stock price closes at or above $30 per share on any day prior to the vesting date, one quarter of these options (10,000) will vest immediately;

                           o if the American Greetings stock price closes at or above $35 per share on any day prior to the vesting date, a second quarter (10,000) of these options will vest immediately;


                           o if the American Greetings stock price closes at or above $40 per share on any day prior to the vesting date, a third quarter (10,000) of these options will vest immediately;

                           o if the American Greetings stock price closes at or above $45 per share on any day prior to the vesting date, the final quarter (10,000) of these options will vest immediately;

                           o If you separate from American Greetings before the vesting of any or all of these options, you will forfeit any unvested options, except as provided under Paragraph 8 below.

5. be eligible to participate in the American Greetings flexible benefits program, which includes such benefits as health care, disability and life insurance; an overview of this program is described in the enclosed Benefits-at-a-Glance booklet.

6. be eligible to participate in the American Greetings Retirement Profit Sharing and Savings Plan; the details of this Plan are described in the enclosed booklet and Summary Plan Description.

7. receive other benefits normally provided to Senior Vice Presidents, such as the personal use of a company automobile, and additional company paid life, AD&D and personal liability insurances; the details of these benefits as currently provided are described in the enclosed Executive Benefits booklet.



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Mr. Robert Ryder
Page 3

8. be granted severance if:

         (a) you are involuntarily separated for reasons other than a gross violation of your obligation to the Corporation; a gross violation is defined as termination as a result of your personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations and similar offenses) or final cease-and-desist order, or other behavior or actions that a reasonable person would conclude evidences moral turpitude;

         (b) your duties are reduced to such a level that your role is clearly below the level you held prior to the reduction;

         (c) there is a change of control in the ownership of the Corporation;

         severance granted under any of these circumstances shall be instead of, and not in addition to, any severance or separation benefits normally granted to officers; the severance granted under these circumstances will be:

                           (1) 12 months of base salary at the rate in effect at the time you are separated (which, for these purposes, will be no less than $300,000 annually);

                           (2) continued participation in the Incentive Plan at your job level at the time of separation, for the fiscal year in which you separate if, at the time of your separation, you have completed at least six months of active employment in that fiscal year (the payout, if any, shall be based on the actual payout percentage earned under your plan in that fiscal year, individual performance at no less than Tier 3, and your actual base salary earnings earned in that fiscal year up to your separation date; payment of the incentive, if any, shall occur with the payment of incentives to other Plan participants;

                           (3) continued vesting of any stock options that would otherwise vest during the 12 month severance period; as if you were an active employee;

                           (4) continued use of your company provided car for 90 days after your separation date;

                           (5) participation in the company's health care and life insurance programs for the 12 month severance period, as if you were an active employee.

9. be eligible for certain relocation benefits, as described in the enclosed Associate-on-the-Move Policy; the highlights are:

                  (a) guaranteed sale of your principal residence in Dallas at fair market value;

                  (b) if your home sells within 60 days, a cash amount equal to 3% of the sale price, to be used to defray the expenses of buying a new home in the Cleveland area;

                  (c) real estate commission and other regular expenses incurred with the sale of your principal residence in Dallas;

                  (d) reasonable temporary living expenses for you and your family in the Cleveland area, for up to 6 months;




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Mr. Robert Ryder
Page 4


                  (e) travel expenses for no more than five trips to Cleveland for you and your wife to search for a new home;

                  (f) travel expenses for a reasonable number of "commuting" trips for you between Cleveland and Dallas, until your family has relocated to the Cleveland area;

                  (g) moving your household goods from your principal residence to the Cleveland area;

                  (h) a payment for miscellaneous expenses; if the reimbursement under paragraph 9 (d) above is for more than 3 months, this miscellaneous expense reimbursement shall be an amount equal to one month of your base salary; if the reimbursement under paragraph 9 (d) above is for 3 months or less, this miscellaneous expense reimbursement shall be an amount equal to two months of your base salary;

                  (i) tax gross-up for those payments and reimbursements set forth above which must be declared as taxable income to you.

                  A copy of the Associate-on-the-Move Policy is included, and is hereby incorporated into this letter.

We both agree that, within 60 days of your beginning with American Greetings, we will discuss and agree on an employment agreement that sets forth in detail the provisions described in this offer letter, and any other terms and conditions that we both agree are reasonable. We agree that this agreement shall contain non-compete and confidentiality provisions, and shall include a specific provision for arbitrating any disputes concerning the agreement. A draft of that agreement is enclosed.

This letter supercedes the previous offer letter to you dated August 15, 2002.

Bob, congratulations. We believe that you can make significant contributions to our efforts. We look forward to your acceptance of this offer.

Very truly yours,
/s/ Zev Weiss
Zev Weiss
Executive Vice President
American Greetings

encls.

cc:      Morry Weiss
         Jim Spira

Agreed and Accepted:



/s/ Robert Ryder
------------------------
Robert Ryder       Date